Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
May 1, 2024	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces First Quarter 2024 Earnings”

	OMEGA FLEX, INC. (OFLX)

	Three Months Ended March 31,
	2024	2023

Net Sales	$25,216,000	$29,987,000

Net Income attributable to Omega Flex, Inc.	$4,219,000	$5,742,000

Earnings Per Share - Basic and Diluted	$0.42	$0.57

Weighted Average Shares - Basic and Diluted	10,094,322	10,094,322

Dean W. Rivest, CEO, announced that net sales of Omega Flex, Inc. (the “Company” or “Omega Flex”) for the first quarters of 2024 and 2023 were $25,216,000 and $29,987,000, respectively, decreasing 15.9%. The decrease in net sales was mainly due to lower sales unit volumes as the overall market continued to be suppressed because of, among other factors, a decline in housing starts.

The Company’s net income for the first quarter of 2024 was $4,219,000 compared to $5,742,000 for the first quarter of 2023, decreasing $1,523,000 or 26.5%, mainly due to the decrease in net sales and related decrease in production. The decrease in net sales and production resulted in lower absorption of factory labor and overhead costs in the quarter.

Factors mitigating the lower net sales in the quarter included lower executive incentive and stock based compensation; lower provision for income taxes; lower product liability reserves and expenses; lower marketing commissions and freight; and higher interest income. However, higher marketing salary-related and travel expenses partially offset these mitigating factors.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This press release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Omega Flex to control. Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this press release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions, or circumstances.